Exhibit 10.40

Execution Copy

The material marked by asterisks within brackets ([**]) on pages 1 and 11 of this document has been omitted pursuant to a request for confidential treatment from the Commission in accordance with 17 C.F.R. § 240.24b-2.

CONFIDENTIAL

11th February, 2009

VIA HAND DELIVERY

Alasdair Haynes

[**]

Dear Alasdair:

Without Prejudice and Subject to Contract

This letter will confirm the agreement (the “Agreement”) that has been reached by and between you and Investment Technology Group, Inc. (“ITG” or the “Company”) in connection with the termination of your employment with ITG. For the purposes of this Agreement references to “Group Company shall mean any company of which the Company is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company. “Subsidiary” in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

1.             Separation from Service.

(a)           Effective the close of business 6 May 2009 (the “Separation Date”) your employment with the Company shall terminate.  On or before such time you shall resign from all positions with the Company and its subsidiaries, including your positions as Managing Director and a member of the applicable boards of directors of the Company’s subsidiaries on which you served and any committee(s) thereof.  You agree promptly to execute any documents necessary to effectuate such resignations with the relevant authorities.

(b)           On the Separation Date, you shall receive a payment by bank credit transfer into your normal bank account of all unpaid compensation and contractual benefits that you have earned and/or accrued up to the Separation Date, less statutory deductions.

(c)           The Company will reimburse to you in respect of business and travel expenses properly incurred by you up to the Separation Date, subject to you submitting all necessary claims for business and travel expenses (and relevant receipts) within seven days of the Separation Date.  You agree that thereafter you shall not be entitled to reimbursement for any further claims in relation to such expenses.

(d)           The Company shall maintain the existing health insurance cover for you and for your family for a period of 9 months from the Separation Date, or the date on which you commence employment or any remunerated engagement with another employer, whichever is sooner.  You are required to notify the Company in writing when you accept an offer of employment or engagement with another employer.

(e)           With effect from the Separation Date, all of your contractual entitlements and any non contractual benefits will cease, save as specified in this Agreement.

(f)            The Company shall continue for a period of 9 months from the Separation Date to make pension payments at the rate of 15% of the base salary you earned as at the Separation Date into the Company’s pension scheme.

2.             Garden Leave

(a)           You shall remain an employee of the Company but you shall not be required to perform any work for the Company or any Group Company between 6 February 2009 and the Separation Date (“Garden Leave”).

(b)           During Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in you and you shall have no right to perform any work for the Company or any Group Company.

(c)           During Garden Leave you shall:

(i)            continue to receive your salary and all contractual benefits (including for the avoidance of doubt pension contributions) in the usual way (subject to the rules of the relevant benefit schemes in force from time to time).  The Company will declare these benefits to HM Revenue and Customs at the appropriate time and you will be solely liable for any further tax or National Insurance contributions due in relation to them;

(ii)           remain an employee of the Company and bound by the terms of your contract of employment with the Company;

(iii)          not, without the prior consent of Mats Goebels, attend your place of work or any other premises of the Company or any Group Company;

(iv)          not, without the prior consent of Mats Goebels contact or deal with (or attempt to contact or deal with) any other officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contract of the Company or any Group Company.  You may, however, meet up with employees of the Company on a purely social basis;

(v)           be deemed to take any accrued but unused holiday entitlement;  and

(vi)          (except during any periods taken as holiday in accordance with the Company’s usual procedures) ensure that Mats Goebels knows how you can be contacted during each working day.

3.             Separation Payments and Benefits.  Subject to your execution of this Agreement and execution of Schedule 2 to this Agreement by your adviser named at Paragraph 5 below, and in consideration for your agreement to be bound by the promises set forth in this Agreement in addition to the amounts described in Paragraphs 1 and 2  above, you shall receive:

(a)           The sum of £394,300 (less UK statutory deductions) within 30 business days of receipt by the Company of this Agreement signed by you, and Schedule 1 signed by the adviser named at Paragraph 5.

(b)           The sum of £651,667 payable in six (6) equal monthly installments starting on the date four months after receipt by the Company of this Agreement signed by you (subject in all respects to execution of this Agreement by you and your adviser as described above), as compensation for loss of office.  The first £30,000 shall be paid without deduction of PAYE or National Insurance.  The balance shall be paid subject to deduction of basic rate tax only and after issuance of your P45.

(c)           The sum of £282,833 payable in three (3) equal monthly installments.  The first of the three (3) installments will be made within thirty (30) business days of receipt by the Company of this Agreement signed by you (subject in all respects to execution of this Agreement by you and your adviser as described above and to such statutory deductions that may be applicable), with subsequent payments on each monthly anniversary of the first payment date.

(d)           Restricted stock units (“RSU’S”) with the fair market value (such fair market value to be taken at March 13th 2009) of the sum of £389,000. Such RSU’s to vest over a period of 3 years commencing the date of this Agreement, details of the vesting shall be set out in a separate agreement which shall include standard vesting provisions and shall also be subject to a forfeiture provision in the event that you solicit employees of the Company within the three year vesting period.

(e)           All outstanding stock options you hold as of the Separation Date that are not already vested and exercisable as of the Separation Date will automatically terminate as of the Separation Date.  Outstanding stock options that you hold that are already vested as of the Separation Date are hereby amended to remain exercisable until the end of the applicable option term (August 1, 2010) pursuant to the terms of the applicable stock option grant agreement evidencing such outstanding vested stock options.  All outstanding restricted stock units that have not yet become vested as of the Separation Date shall be forfeited.  The foregoing treatment of your equity incentive awards is subject in all respects to your execution and non-revocation of this Agreement as described above.

(f)         The Company makes no warranty as to the taxable status of the payments made under this Agreement.  In the event that the payments made pursuant to this Agreement are at any time assessed to income tax, PAYE and/or employee national insurance contributions (“Taxation”) whether in addition to such deductions as the Company may make at the time payment is made or otherwise, you agree to be responsible for the payment of such Taxation and, in the event that the HMRC seeks to recover the whole or part of the Taxation from the Company, to indemnify the Company fully in respect thereof and in respect of any fines, interest and penalties thereon.  The Company shall promptly inform you of any demand for payment in connection with the payments made under this Agreement to HMRC, or other relevant authority. You agree to pay the Company the amount of any Taxation (together with any such interest and penalties) within 28 days of the Company serving on you a statement prepared by the Company’s auditors certifying both the amount to be paid in respect of this indemnity and that the Taxation falls due to be accounted for to a relevant taxing authority within 30 days of the date of the statement.  In the event that following payment of such Taxation by the Company to HMRC you successfully dispute the liability to tax of payments made under this Agreement and the Taxation is refunded to the Company, the Company agrees to pay any such refund to you within 14 days of receipt thereof.

4.             General Release of All Claims.

(a)           You confirm that you have considered the facts surrounding your employment and the offices arising therefrom and the termination of your employment and consequent loss of office. You intimate and assert that you could bring statutory or contractual claims, proceedings, applications or complaints against the Company or any Group Company or any of their present or former officers or employees or their shareholders, before any employment tribunal or any court, in any jurisdiction, for the claims listed in Schedule 1 to this Agreement (the “Claims”).

(b)           The terms of this Agreement are reached without admission of liability and are in full and final settlement of:-

(i)            the Claims;  and

(ii)           any other claims, costs, expenses, rights of action of any kind whatsoever anywhere in the world arising out of or in connection with your employment and or the termination of your employment or loss of office (whether or not you or the Company is now aware of the same and whether or not they are or could be in the contemplation of the parties at the time of signing the Agreement, whether under statute, at common law or otherwise and whether under English law and/or European Community law which you have or may have against the Company or its present or former officers or employees or any Group Company or its present or former officers or employees arising out of or in connection with his employment by the Company or any Group Company or its termination whether such fall within the jurisdiction of an employment tribunal or not.  The Company confirms that by signing this Agreement it is settling all claims, costs, expenses, rights of action of any kind whatsoever anywhere in the world against you, save in so far as such liability cannot be waived by the Company by law, in relation to claims arising out of in connection with acts of gross negligence, default, breach of duty or trust.

(c)           The parties agree that Paragraphs 4 (a) and (b) shall not apply to any claim to enforce the terms of this Agreement, any pension rights or pension benefits which have accrued to you up to the Separation Date, or to any rights to claim in respect of personal injury or illness sustained by reason of your employment with the Company and of which you are reasonably unaware at the Separation Date.

(d)           You warrant and represent to the Company, that the Claims listed at Schedule 1 are all the claims or prospective claims which you intimate and assert that you may have against the Company or any Group Company arising out of or in connection with your employment or its termination.

(e)           You warrant that neither you nor anyone acting on your behalf will issue any future applications, claims forms, summons or proceedings against the Company or any Group in respect of Claims detailed in Schedule 1 or otherwise.

(f)            It is a fundamental term of this Agreement that the payments and benefits provided for under it, shall at all times be conditional on your full compliance with your obligations under the terms of this Agreement, including refraining from issuing or pursuing any type of proceedings in respect of the

Claims and otherwise complying with all of your obligations under the terms hereof.  If you should breach any of your obligations under this Agreement, the payments set out in Paragraphs 3(a)-(c) (inclusive) shall be repayable to the Company on demand and to the extent that it has not then been paid to you, the Company shall then cease to be obliged to do so. The total sums paid under this Agreement together with all costs (including legal costs) reasonably incurred by the Company in their recovery shall be recoverable as a debt from you in such circumstances.

5.             Legal Advice

(a)           You hereby warrant and represent that you have received independent legal advice from Meriel Schindler of Withers LLP, 16 Old Bailey, London, EC4M 7EG, a relevant independent legal adviser acting in her professional capacity and in respect to whom there is currently (and was at the time of giving such advice) in force a valid certificate of insurance or an indemnity provided for members of his profession for the risk of a claim by you in respect of loss arising in consequence of the advice she has given to you. The Company shall pay legal fees of up to £4000 plus VAT direct to your legal advisors in respect of advice given on this Agreement within 30 days of receipt of an invoice addressed to you but marked payable by the Company.

(b)           You hereby further warrant and represent that the advice referred to above, related to the terms and effect of this Agreement, and in particular the effect of the terms of this Agreement on your ability to pursue your rights before an Employment Tribunal and/or otherwise against the Company, any Group Company and any individuals, to which/whom this Agreement refers.

(c)           It is a condition of this Agreement that the legal adviser identified above places on headed paper and signs the confirmations set out in Schedule 2 attached.

(d)           This Agreement satisfies the conditions regulating Compromise Agreements under Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 203 (3) of the Employment Rights Act 1996, Schedule 3A of the Disability Discrimination Act 1995 and Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, paragraph 2(2) of Schedule 4 of the Employment Equality (Religion and Belief) Regulations 2003, and paragraph 2(2) of Schedule 5 of the Employment Equality (Age) Regulations and under each of the equivalent provisions applicable to each of the other statutes/regulations referred to in Schedule 1.

6.             Continuing Obligations Following Your Separation from Service.

(a)           You agree, upon reasonable notice from the Company, to provide truthful and reasonable cooperation, including but not limited to your appearance at interviews with the Company’s counsel, (i) in connection with the defense of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity concerning or related to any matter that arises out of or concerns events or occurrences during your employment with the Company, and (ii) concerning requests for information about the business of the Company or your involvement or participation therein.  The Company will reimburse you for reasonable and necessary travel and other expenses and loss of earnings which (in the case of expenses) you may incur at the specific request of the Company and as approved by the Company in accordance with its policies and procedures established from time to time.

(b)           By signing below, you represent and warrant that you have returned and/or agree to immediately return to the Company any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic and other media materials and any and all Company property and equipment, including, but not limited to, computers and modems you have in your possession or under your control belonging to the Company or the relevant Group Company and containing confidential or proprietary information concerning the Company or the relevant Group Company or their customers or operations.  You have also returned your Company keys, credit cards, etc., to the Company.  By signing this Agreement, you confirm that you have not retained in your possession or under your control any of the documents or materials described in this section.

(c)           In consideration of the sum of £100 (less UK statutory deductions) and in accordance with your terms and conditions of contract dated 17 November 1998, you agree that you will not from the period beginning on the Separation Date through the twelve (12) month anniversary of the Separation Date, less any period spent on Garden Leave, you will not in any manner, directly or indirectly, engage, participate or be interested in any business, entity or endeavor with [**].  You will be deemed to be directly or indirectly engaged or participating in, a business, entity or endeavor with [**] if you are a principal, agent, stockholder (or other proprietary or financial interest holder), director, officer, employee, salesperson, sales representative, broker, partner, individual proprietor, lender, consultant or otherwise.

(d)           In consideration of the sum of £100 (less UK statutory deductions) and in accordance with your terms and conditions of contract dated 17 November 1998, you agree that you will not without the written consent of the Company, for a period of nine (9) months following the Separation Date, less any period spent on Garden Leave, directly or indirectly:  (i) solicit or canvas the trade or patronage of, or sell to (A) any former or existing clients of the Company for whom you directly or indirectly provided services or for whom you had significant responsibility as an employee of the Company during the two (2) years prior to your Separation Date, or (B) any person or entity that becomes a client of the Company during the one (1) year period following your Separation Date and for which you participated in a proposal to provide services during the two (2) years prior to your Separation Date; or (ii) induce or attempt to influence any employee, contractor or consultant of the Company to terminate his employment or relationship with the Company or solicit for employment any persons who were employees, contractors or consultants of the Company at any time during your employment with the Company.  This restriction does not apply to any employees who are made redundant by the Company. Nothing in this Paragraph shall prevent you from having contact with clients or potential clients, provided always that such contact is on a purely social basis.

(e)           You agree that you will not, at any time hereafter, make, or cause to be made, any statement, observation or opinion, in each case, of a public nature, that disparages, impugns or in any way reflects adversely upon the business, good will or reputation of the Company or any Group Company.  The restriction in the preceding sentence will include, but not be limited to, your agreement that you will not, without the prior consent of the Company, initiate any contacts with, nor respond with unfavourable comments about the Company to any inquiries from, the media concerning the Company, your employment with the Company and/or your separation from service with the Company.  You may, however, give personal opinions on the market, state that you left the Company following a reorganisation and indicate what your future business plans might be.  The Company shall not and the Company shall not permit its directors, employees or agents will not, at any time hereafter, make or cause to be made any public statement, observation or opinion, in each case,  that disparages, impugns or in any way reflects adversely upon your reputation.  The restriction in the preceding sentence will include, but not be limited to, the Company’s agreement that it will not, without your prior consent respond with unfavorable comments about you to inquiries from the media concerning you, your employment with the Company and/or the termination of your employment with the Company. The provisions of this Paragraph 6 will not impair either party’s right to provide truthful testimony or other information as required by law or regulatory requirement.

(f)            The Company shall not issue any press statement, further to its press statement dated 5 February 2009,  concerning your resignation without first obtaining the consent to the wording (such consent not to be unreasonably withheld).

(g)           You acknowledge and agree that the restrictions and obligation contained in this Paragraph 6, in view of the nature of the business in which the Company and any Group Company are engaged, are reasonable, necessary and in the Company’s best interests in order to protect the legitimate interests of the Company and any Group Company, and that any violation thereof shall be deemed to be a material breach of this agreement and that the Company shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction including, but not limited to application for temporary, preliminary, and permanent injunctive relief as well as damages, an equitable accounting of all earnings, profits and other benefits arising from such violation.  In the event the Company brings an action to redress a violation of this Paragraph 6, the prevailing party in any claims in such action shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection therewith.  If the Company prevails in any claims in such action, you will be liable for the return of the separation payments detailed in Paragraphs 4(a) -(c) (inclusive) and benefits and for the return of any profits realized in connection with your exercising or receiving payment with respect to any of the equity incentive awards that were amended as set forth in Paragraph 4.

7.             No Admissions.  The Company and you agree that nothing contained in this Agreement is an admission by the Company or you of any wrongdoing, liability, unlawful conduct or breach of any duty or obligation.

8.             Confidentiality.

(a)           You and the Company agree that you have kept, and will keep, the existence and terms of this Agreement confidential, and will not disclose them to anyone except your attorneys, financial advisors and immediate family members, whom you will advise of this confidentiality provision.  No other disclosure will be permitted except:  (a) pursuant to an action to enforce the terms of this Agreement, in which case it will be introduced under seal to the court, (b) in response to a request by any governmental or regulatory agency, (c) as may be required by any in response to compulsory process of law.  The parties further agree that nothing in this Agreement will prohibit or restrict you or the Company from providing information to, testifying or otherwise assisting in any investigation or proceeding brought by, or as required by any federal, state or local regulatory agency, law enforcement agency, legislative body, or self-regulatory organization.

(b)           In consideration of the payment of £100.00 (less UK statutory deductions) you undertake that you will not at any time after the date of this Agreement disclose or make use of, and you confirm that you have not prior to the date of this Agreement disclosed or made use of, for your own or any other person’s benefit any Confidential Information belonging to or concerning the Company or any Group Company or any of its/their customers, agents, suppliers or clients, except where required to do so by law. For the purposes of this Paragraph “Confidential Information” shall mean customer orders, execution and market price data maintained by ITGE and/or BARRA Inc. and/or ITG Inc. and/or Investment Technology Group International Ltd. (“ITGI”) in connection with the operation of POSIT (the “POSIT Database”), details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of target customers and plans relating to them, details of executives and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information held on computer, any information which you have been told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

9.             Governing Law.  This Agreement will be construed under the laws of England and Wales and subject to the exclusive jurisdiction of the English Courts.

10.           Entire Agreement.  This Agreement, the RSU agreement referred to in Paragraph 3(d) above and the agreement setting out your rights in respect of vested options (referred to in Paragraph  3(e)) above cancel, supersede and replace any and all prior agreements (written, oral or implied-in-fact or in law) between you and the Company regarding all of the subjects covered by this Agreement except as otherwise specifically provided in this Agreement.  This Agreement, the RSU agreement referred to in Paragraph 3(d) above and the agreement setting out your rights in respect of vested options (referred to in Paragraph  3(e) above) are the full, complete and exclusive agreement between you and the Company regarding the subjects covered by this Agreement except as otherwise specifically provided in this Agreement, and neither you nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.  This Agreement, the RSU agreement referred to in Paragraph 3(d) above and the agreement setting out your rights in respect of vested options (referred to in Paragraph  3(e))  may not be changed unless the changes are in writing and signed by each of the parties.

11.           Severability.  This Agreement, although marked “without prejudice and subject to contract” will, at the point when it is signed by all parties, be treated as an open document evidencing an agreement binding on all parties.

(a)           The restrictions and waivers by you set out in this Agreement (on which you have had the opportunity to take independent advice, as you hereby acknowledge) are separate and severable and are considered by the parties to be reasonable in all the circumstances.  It is agreed that if any of the terms, by themselves, or taken together, shall be adjudged to go beyond what is reasonable if part or parts of the wording thereof were deleted, the relevant restriction(s) shall apply with such deletion(s) as may be necessary to make it, or them, valid and effective.

(b)           This Agreement may be executed in any number of counterparts, such of which, when executed shall be an original, and all the counterparts together shall constitute one and the same instrument.

12.           Third Party Rights

(a)           The Contracts (Rights of Third Parties) Act 1999 applies to the Agreement. Nothing in this Agreement is intended to or shall confer any benefit on any person[s] other than the Company, its Group Companies its/their respective directors officers employees and shareholders and you.

(b)           The Company confirms that once this Agreement has been signed by you in accordance with the provisions hereof and it has received the signed original copy along with the completed adviser’s schedule and it has been duly signed by an appropriate and authorised person on behalf of the Company, it shall then and only then become of binding effect and will thereby cease to be “without prejudice and subject to contract”.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

By:	/s/ Robert C. Gasser

Robert C. Gasser

PRESIDENT AND CEO OF INVESTMENT TECHNOLOGY GROUP, INC

acting for and on behalf of

INVESTMENT TECHNOLOGY GROUP EUROPE LIMITED

Dated: February 12, 2009

AGREED TO AND ACCEPTED BY:

/s/ Alasdair Haynes

Alasdair Haynes

Dated:  February 11, 2009

SCHEDULE 1

The Claims referred to in Paragraph 4(a) shall mean the following:

(i)            All personal injury claims of which you aware at the Separation Date (including, but without prejudice to the generality of the foregoing, all and any such claims arising out of or in connection with any illness, condition and/or circumstances of which you are currently aware) and you hereby represents and gives warranty that you are not aware of any circumstances which could give rise to a personal injury claim in the future; and

(ii)           All of the following claims (and in each case, where appropriate, the reference to the relevant statute/regulation is to that statute/regulation as amended from time to time, and where the reference is to a statute it also includes all regulations made thereunder from time to time):-

(a)           any claim(s) whatsoever in respect of notice pay in lieu of notice or damages for termination of employment without notice;

(b)           any claim(s) whatsoever for breach of contract (including but not limited to any claim in respect of unpaid wages or salary, unpaid holiday, unpaid contractual sick or paternity pay, share options or any bonus or commission or benefit schemes in which you participated during your employment);

(c)           any claim(s) whatsoever for unfair dismissal (including automatically unfair dismissal and unfair constructive dismissal);

(d)           any claim(s) whatsoever for a redundancy payment, whether statutory or enhanced;

(e)           any claim(s) whatsoever for unlawful deductions from wages;

(f)            any claim(s) whatsoever for unlawful race discrimination, victimization and/or harassment under or arising out of rights or obligations conferred by the Race Relations Act 1976;

(g)           any claim(s) whatsoever for unlawful disability discrimination or victimization under or arising out of rights or obligations conferred by the Disability Discrimination Act 1995;

(h)           any claim(s) whatsoever for unlawful discrimination, victimization and/or harassment under or arising out of rights or obligations conferred by the Employment Equality (Age ) Regulations 2006;

(i)            any other claim(s) whatsoever under or arising out of rights or obligations conferred by the Employment Rights Act 1996 (including but not limited to those in relation to, victimization and detriment in employment under Parts IVA and V of the Employment Rights Act 1996);

(j)            any claim(s) whatsoever under or arising out of rights or obligations conferred by Section 3 of the Protection from Harassment Act 1997;

(k)           any claim in relation to protected disclosures under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;

(l)            any claim(s) whatsoever under or arising out of rights or obligations conferred by the Working Time Regulations 1998;

(m)          any claim(s) whatsoever under or arising out of rights or obligations conferred by the National Minimum Wage Act 1998;

(n)           any claim(s) whatsoever under or arising out of rights or obligations conferred by the Employment Relations Act 1999 and/or the Employment Relations Act 2004;

(o)           any claim(s) whatsoever under or arising out of rights or obligations conferred by the Employment Act 2002 and/or by the Employment Act 2002 (Dispute Resolution) Regulations 2004;

(p)           any claim(s) whatsoever for unlawful discrimination, victimization and/or harassment under or arising out of rights or obligations conferred by the Employment Equality (Religion or Belief) Regulations 2003;

(q)           any claim(s) whatsoever in respect of which an ACAS Conciliation Officer is authorised to act;

(r)            any claim(s) whatsoever arising as a consequence of the United Kingdom’s membership of the European Union;

(s)           any claim for failure to comply with obligations under the Human Rights Act; and

(t)            any claim for failure to comply with obligations under the Data Protection Act 1998.

SCHEDULE 2

(TO BE PLACED ON THE ADVISER’S HEADED PAPER)

I, Meriel Schindler of Withers LLP, 16 Old Bailey, London, EC4M 7EG, confirm that I am a relevant independent legal adviser for the purposes of the statutes and regulations referred to in the attached Agreement and that I have given legal advice to ALASDAIR HAYNES as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights in the Employment Tribunals against the companies and individuals to which the Agreement refers.

I confirm that there was at the time of giving the said advice a certificate of insurance covering or an indemnity provided for members of my profession for the risk of any claim by ALASDAIR HAYNES for any loss arising in consequence of the advice given by me.

Signed:

Name:

Firm:

Date: